Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS

BMC Communications/Trout Group	Enchira Biotechnology Corporation
Brad Miles (media), ext. 17	Paul G. Brown, III
Jonathan Fassberg (investors), ext. 16	Chief Financial Officer
(212) 477-9007	(281) 364-6140

FOR IMMEDIATE RELEASE

ENCHIRA RECEIVES DELISTING NOTICE FROM NASDAQ

Company Will Appeal and Request Hearing

The Woodlands, TX – August 22, 2001 – Enchira Biotechnology Corporation (NASDAQ: ENBC) announced today that it has received a Nasdaq Staff Determination on August 21, 2001, indicating that the Company fails to meet the minimum bid price requirement and market value of public float requirement for continued listing set forth in Marketplace Rules 4450 (a)(2) and 4450 (a)(5), and that its common stock is, therefore, subject to delisting from The Nasdaq National Market on August 29, 2001.  The Company will request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff's determination. There can be no assurance that the Panel will grant the Company's request for continued listing.  The Company's request for a hearing with the Panel will stay the delisting of the Company's Common Stock pending the Panel's decision.

The hearing with Nasdaq is expected to occur within 45 days of the Company's request, but could occur later.  At the hearing, Enchira will request additional time to resolve the arbitration with Maxygen and will submit a plan detailing how it intends to raise its stock price above the $1.00 minimum and raise its public float over $5 million.  If Nasdaq denies the Company's appeal, shares of the Company's common stock may be traded on The Nasdaq SmallCap Market, subject to certain minimum listing requirements, or on the Over-the-Counter Bulletin Board.  The next step in the arbitration process with Maxygen is the final hearing before the arbitrator considers an appropriate remedy. This hearing is scheduled to take place by the end of August 2001.

In the event that the Company's common stock is delisted from The Nasdaq National Market, the holders of the Company's Series B Preferred Stock may be entitled to have their shares of Series B Preferred Stock redeemed at $50.00 per share.  If such right is triggered, and all holders of Series B Preferred Stock elect to exercise their redemption right, the Company would be required to pay the holders of Series B Preferred Stock approximately $15.6 million in the aggregate.

Dr. Peter Policastro, President and Chief Executive Officer of Enchira noted, "The Company's stock valuation has been severely affected by the continued arbitration proceedings with Maxygen.  We are trading at levels that do not take into account the potential of the Company's technologies or other assets within the Company.  The Company's current valuation is also grossly out of proportion with the valuation of its peer companies, and is in fact, trading at less than cash value.  We feel the proceeding with Maxygen, which we hope will be resolved within the next several months, has gravely harmed us.  Therefore, we are pursuing avenues available to us to protect our shareholders, including a reverse split if it becomes necessary."

Enchira Biotechnology is applying proprietary, directed evolution techniques to accelerate development and commercialization of new products for the pharmaceutical, industrial enzyme and ag-bio markets.  Additional information is available at the Company's website: www.enchira.com.

This document contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including but not limited to, the outcome of the pending arbitration with Maxygen, the ability to raise additional funds on acceptable terms, the technical uncertainty and risks associated with commercialization of the Company's technology, the market acceptance of the Company's technology, the Company's dependence on collaboration partners, competition, and the ability to enforce and defend the Company's patents and proprietary technologies. Should one or more of such risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated in such forward-looking statements. For a discussion of such risks and assumptions, see ``Risk Factors'' included in the Company's SEC filings.

SOURCE: Enchira Biotechnology Corporation

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